Exhibit 99.1

FOR:	BIO-REFERENCE LABORATORIES, INC.

CONTACT:	Tara Mackay
Investor Relations Coordinator
(201) 791-2600
(201) 791-1941 (fax)
tmackay@bioreference.com

BIOREFERENCE LABORATORIES, INC. ANNOUNCES RECORD QUARTERLY REVENUES AND RECORD ANNUAL REVENUES AND EARNINGS DESPITE SIGNIFICANT 4TH QUARTER HEADWINDS

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The Company displayed strong growth but faced significant reimbursement pressure from commercial payers and quarterly expenses associated with the integration of acquisitions and new growth opportunities

ELMWOOD PARK, NJ (December 19, 2013) Bio-Reference Laboratories, Inc. (NASDAQ: BRLI) announces best-ever quarterly results for revenues despite significant reimbursement changes noted in the Company’s earlier announcement regarding quarterly headwinds.  Except for per share data or where otherwise noted, numbers are in thousands and all comparisons to prior periods are adjusted in accordance with the Accounting Standards Update 2011-7 under Topic 954 of FASB codification.  The appended table reflects the adjustments for the prior period.

The Company recorded Q4FY13 revenues of $192,219, the strongest quarterly revenues in corporate history and an increase of 18% over the $163,487 ($176,052 as previously reported) recorded in Q4FY12.  The Company announced on November 27, 2013 that the Company believed there had been an industry-wide recalibration of reimbursements that, along with certain extraordinary expenses during the quarter, would have a negative impact on Company earnings.  In that vein, net income before taxes in Q4FY13 totaled $19,773, a decrease of 14% compared with net income before taxes of $22,966 recorded in Q4FY12. Net income after tax for Q4FY13 totaled $11,120 or $.40 per share, as compared with $12,889, or $.46 per share, in Q4FY12.  Gross profits on revenues for Q4FY13 were $85,282, which resulted in a margin for gross profit on revenues of 44%, compared to $74,681 ($87,245 as previously reported) reported in Q4FY12, which resulted in a in a margin for gross profit on revenues of 46%.  Revenue per patient for Q4FY13 was $80.80, an increase of 1% from the $79.66 ($85.83 as previously reported) reported for Q4FY12. The number of patients served increased 15% to 2,350 in Q4FY13 from the Q4FY12 total of 2,039.  Esoteric business for the Company was 65% of revenues for Q4FY13 compared to 61% in Q4FY12.  Days Sales Outstanding (DSO) was at 99 days for Q4FY13 compared to Q4FY12 when DSO was 87 days (80 days as previously reported).  Cash flow from operations for the current quarter, while positive, was just less than $1,000.

Full year revenues increased to $715,354, an increase of 16% over revenues of $614,255 ($661,661 as previously reported) in the prior fiscal year.  Net income after taxes for the current year was $45,825 resulting in an EPS of $1.65; this was an increase of 9% from the prior fiscal year net income after taxes of $42,156, which resulted in an EPS of $1.51 for FY2012.  The Company reported gross profit on revenues for the 2013 fiscal year of $322,539, resulting in a margin for gross profit on revenues of 45% compared to the prior year same period of $276,611 ($324,017 as previously reported) which also resulted in a margin for gross profit on revenues of 45%.  The number of patients served increased 10% to 8,549 in FY13 from the FY12 total of 7,801.  Cash flow from operations for the year was approximately $17,662.

The Company further noted in FY2013, it bought back 81,600 shares pursuant to its 2012 Stock Repurchase Resolution to buyback up to 714,550 shares of its common stock; that Repurchase Program expired on October 31, 2013. The Company announced today that its board of directors has approved a new Stock Repurchase Program authorizing the buyback of up to 2,000,000 shares of its Common Stock in the over-the-counter market at prevailing market prices through October 31, 2015.

Marc D. Grodman, MD, CEO, commented: “BioReference remains more than ever a growth company, grounded in innovation.  BioReference has contemplated, conceived and implemented not only new testing modalities that have led the market but we have also created franchises that are readily identified by specialist physicians around the country as the source and provider of these new innovative testing services.  Nonetheless, over the past year, specifically during the fourth quarter of FY13, we identified a significant reduction in reimbursement, particularly from commercial payers.  We previously disclosed that we had identified a sequential drop in quarterly revenue, excluding our genetic testing revenues, in the aggregate amount of approximately 4% from Q3FY13 to Q4FY13.  The reduction in reimbursement from payers is an industry-wide issue that we believe has been observed by many companies in our space.  Simultaneously, we experienced significant expenses relating to the integration of our acquisitions in Florida and California as well as the initial rollout of our Inherited Cancers program at GeneDx.  While the expenses related to the integration of acquisitions and the Inherited Cancer program adversely affected our Q4FY13 results of operations, we believe they will also be the foundations for our growth in 2014 and beyond.”

Dr. Grodman further noted: “We need to adjust to the changing reimbursement landscape by intelligently and efficiently identifying areas where we can reduce expenses without affecting customer service and support or innovation.  We have already identified several such areas and have begun implementing such expense reductions.  These steps will take some time to produce improved results, but we anticipate gains progressively throughout 2014 as a result of these changes.  On the other hand, we are encouraged by the strong volumes so far in the current fiscal year in all aspects of our business.  We are composed of several franchise marketing groups and each has shown opportunities for growth.  We believe the industry is and will remain under pressure, but in that pressure we see opportunity.  Based on a combination of all our initiatives, we look forward to the upcoming year.”

Dr. Grodman completed his comments by stating: “In our press release last month, we announced our expectation that, based on the current environment, the Company’s operations would result in an increase in net revenues of 10%, an increase in patient volume of 10% and an increase in net income of 10% in FY14.  We affirm that guidance for the coming year.  Over the course of the year, we will continue to review our results in light of the prevailing conditions.”

The Company’s year-end earnings conference call has been scheduled to take place this morning, December 19, 2013 at 10:30 a.m. Eastern Standard Time.  The live audio Web cast will be available at the Company’s corporate Web site, www.bioreference.com and through www.streetevents.com.  To listen to the call please go to either Web site ten minutes before the conference call is scheduled to begin. You will need to register as well as download and install any necessary audio software. The Web cast will be archived, on both Web sites, for 30 days following the call.

About BioReference Laboratories, Inc.

BioReference Laboratories is a national clinical diagnostic laboratory located in northeastern New Jersey.  We specialize in providing testing, information and related services to physician offices, clinics, hospitals, employers and governmental units.  We offer a comprehensive list of routine, gene-based and esoteric laboratory testing services utilized by healthcare providers in the detection, diagnosis, evaluation, monitoring and treatment of diseases.  We primarily focus on esoteric testing, molecular diagnostics, anatomical pathology, genetics, women’s health and correctional health care.  We have developed a national reputation for our expertise in certain focused areas of clinical testing, which includes blood-based cancer pathology and associated diagnostics, women’s health and genetic sequencing.

Bio-Reference Laboratories, Inc.

Statements of Operations

(Dollars in Thousands Except Per Share Data)

(Unaudited)

	Three Months Ended
	October 31,
		(As Adjusted for	(As Previously
		Topic 954)	Reported)
	2013	2012	2012
Net Revenues	$192,219	$163,487	$176,052
Cost of Sales	106,937	88,806	88,807
Gross Profit on Revenues	85,282	74,681	87,245
General and Administrative	64,835	51,278	63,842
Operating Income	20,447	23,403	23,403
Other Expense, Net	674	437	437
Income Before Taxes	19,773	22,966	22,966
Taxes	8,653	10,077	10,077
Net Income	11,120	12,889	12,889
Income Per Share	$0.40	$0.47	$0.47
Number of Shares	27,676,546	27,704,715	27,704,715
Income Per Share (Diluted)	$0.40	$0.46	$0.46
Number of Shares (Diluted)	27,843,719	27,906,191	27,906,191

	Twelve Months Ended
	October 31,
		(As Adjusted for	(As Previously
		Topic 954)	Reported)
	2013	2012	2012
Net Revenues	715,354	614,255	661,661
Cost of Sales	392,815	337,644	337,644
Gross Profit on Revenues	322,539	276,611	324,017
General and Administrative	240,566	200,480	247,886
Operating Income	81,973	76,131	76,131
Other Expense, Net	876	1,615	1,615
Income Before Taxes	81,097	74,516	74,516
Taxes	35,272	32,360	32,360
Net Income	45,825	42,156	42,156
Income Per Share	$1.65	$1.52	$1.52
Number of Shares	27,690,677	27,742,257	27,742,257
Income Per Share (Diluted)	$1.65	$1.51	$1.51
Number of Shares (Diluted)	27,851,720	27,920,920	27,920,920

Bio-Reference Laboratories, Inc.

Balance Sheets

(Dollars in Thousands)

	October 31,	October 31,
	2013	2012
Cash & Cash Equivalents	$17,952	$25,143
Accounts Receivable (Net)	206,261	153,247
Plant, Property & Equipment (Net)	65,649	50,440
Intangible Assets (Net)	51,505	29,731
Other Assets	80,161	54,264
Total	$421,528	$312,825

Accounts Payable	$61,614	$41,288
Revolving Note	26,139	0
Long-Term Debt	24,287	18,047
Other Liabilities	37,893	26,243
Shareholder’s Equity	271,595	227,247
Total	$421,528	$312,825

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Statements included in this release that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements”. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Bio-Reference Laboratories, Inc. and its subsidiaries. Statements looking forward in time are included in this release pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different.  Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, our ability to sustain continued growth, lawsuits or private actions, including the action involving Horizon Blue Cross Blue Shield of New Jersey, the competitive environment, changes in government regulations, changing relationships with customers, payers, including the various state and multi-state Blues programs, suppliers and strategic partners, the ability to increase revenue through our prior expansions, the successful roll-out of our inherited cancer tests launched by GeneDx and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.  We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.www.bioreference.com

www.bioreference.com